       COVER

                           LETTER OF VALUATION FOR

                        10 Shopping Center Properties

                   Mid Atlantic Centers Limited Partnership


                                   As of

                              January, 1 1996


                               Prepared For:

                   Mid-Atlantic Centers Limited Partnership
                  c/o Realty Capital IV Limited Partnership
                    111 South Calvert Street, 17th Floor
                      Baltimore, Maryland  21203-1476


Mid-Atlantic Centers Limited Partnership
c/o FW Realty Limited Partnership
4350 East-West Highway
Suite 400
Bethesda, Maryland  20814


                               Submitted by:

                         Sapperstein & Associates
                           6917 Arlington Road
                                Suite 300
                        Bethesda, Maryland  20814
                            File No. 032296DG

Sapperstein & Associates
Real Estate Appraisers/Consultants/ Due Diligence and
  Valuation Specialists           Established 1982

6917 Arlington Road
Bethesda, MD 20814
301-654-0214
Fax No. 301-654-0272

                                                   March 22, 1996

Mid-Atlantic Centers Limited Partnership
c/o Realty Capital IV Limited Partnership
111 South Calvert Street, 17th Floor
Baltimore, Maryland  21203-1476

Mid-Atlantic Centers Limited Partnership
c/o FW Realty Limited Partnership
4350 East-West Highway
Suite 400
Bethesda, Maryland  20814

Subject:   Letter of Valuation for 10 shopping center properties

To:        Mid-Atlantic Centers Limited Partnership
           Realty Capital IV Limited Partnership
           FW Realty Limited Partnership

       Pursuant to your request and our letter of engagement, please be advised that we have prepared a "limited - restricted" appraisal document as described below.

This is a Restricted Appraisal Report which is intended to comply with the reporting requirements set forth under Standards Rule 2-2(c) of the Uniform Standards of Professional Appraisal Practice for a Restricted Appraisal Report. As such, it presents no discussions of the data, reasoning, and analyses that were used in the appraisal process to develop the appraiser's opinion of value. Supporting documentation concerning the data, reasoning, and analyses is retained in the appraiser's file. The depth of discussion contained in this report is specific to the needs of the client and for the intended use stated below. The appraiser is not responsible for unauthorized use of this report.

     Furthermore, in accordance with prior agreement between the Client and the appraiser, this report is the result of a limited appraisal process in that certain allowable departures from specific guidelines of the Uniform Standards of Professional Appraisal Practice were involved. The intended user of this report is warned that the reliability of the value conclusion provided may be impacted to the degree there is departure from specific guidelines of USPAP.


     The subject of this appraisal consists of 10 neighborhood and community shopping centers located in Pennsylvania, Maryland, South Carolina, North Carolina, Virginia, and Tennessee. Since the prior report conducted last year, the Orchard Square Shopping Center in Atlanta, Georgia has been sold, and thus, is not included in this valuation.

Purpose and Function of the Appraisal

     The purpose of this appraisal is to estimate the current Market Value "as is" of the Leased Fee Estate of each individual property as of January 1, 1996, based on the projected net operating incomes for the properties. This estimate of value recognizes binding lease commitments presently in effect with the properties' various tenants. The market value estimates reflect the most probable price in terms of financial arrangements equivalent to cash (i.e., market rate, conventional financing).

   The function of this assignment is to provide the Client with an estimate of market value for internal purposes and to provide certain information required by retirement account investors of the Client. This appraisal document should only be used by the Client in ascertaining the value of the subject properties as it relates to Client's portfolio management. This document is not suitable nor should it be used for mortgage lending, tax appeal, or litigation purposes. The appraisers' knowledge of the function of this assignment is not and should not be construed as bias with regard to the opinion(s) of value rendered herein.

     Per the Client's request and to the best of our knowledge, this report conforms with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation; and, the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute.


Definition of Market Value

     Market Value is defined as:

     "The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

     1.     Buyer and seller are typically motivated.

     2. Both parties are well informed or well advised, and acting in what they consider their own best interests;

     3. A reasonable time is allowed for exposure in the open market;

      4. Payment is made in terms of cash in United States dollars in terms of financial arrangements comparable thereto; and

      5. The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.


Definition of Leased Fee Estate

     Leased Fee Estate is defined as:

"an ownership interest held by a landlord with the right of use and occupancy conveyed by lease to others; the rights of lessor or the leased fee owner and leased fee are specified by contract terms contained within the lease.


     Scope/Extent of the Investigation Process

In completing the appraisal, we have performed the following investigations and analyses. The valuation of the properties were limited to an income capitalization approach to value, as this is the most appropriate method of valuation for shopping center properties. The investigation and analyses performed are summarized below.

The Client has provided income and expense operating histories and current rent rolls for each property. Operating histories were provided for the period from 1989 to 1994. In addition, the current year's operating histories were provided for January through September and budgeted amounts for the remainder of the year. Rent rolls for each property were provided, dated October 1, 1995. In addition, the Client provided an estimate of Capital Expenditures projected for each property during the first year of the analysis.

For each property, we analyzed the rent roll to make projections for gross revenues and vacancy. The income and expenses were estimated based on an evaluation of the operating histories for each property. As each of these centers has an operating history and recent leasing activity, there was adequate information available for each property to make assumptions regarding the projected income streams. In addition, we also compared the income and expense projections with regional averages provided in the Urban Land Institute's Dollars and Cents of Shopping Centers (1995 edition).

The appraisal process for each of the properties involved the following:

Analysis of the operating history and rent roll for a determination of market rents, existing vacancy, potential future vacancy, and future operating expenses.

Prospective cash flows were developed to estimate the first-year net operating income as well as a net present value summary of the discounted cash flow (DCF) analysis. The ARGUS property analysis software was employed in this analysis.

Estimate appropriate capitalization rates and yield rates for each property. Discussions were held with appraisers and/or brokers in the respective markets of the subject properties to ascertain appropriate capitalization rates and discount rates. Furthermore, discussions were held with these individuals to discuss the subjects' respective positioning within the market.

Estimate the market value based on the direct capitalization and discounted cash flow (DCF) methodologies.


Valuation Methodology

The sole approach employed in the valuation of the subject properties is the Income Approach. In this approach, the property's potential net operating income stream is estimated and capitalized into a value estimate. The estimate of stabilized net income is based upon projections of the subjects' historical income and expense. An estimate of market value is than obtained by taking the income as projected, and applying a capitalization rate. This method is referred to as Direct Capitalization.

Another method of valuation within this approach forecasts the potential gross income, vacancy, expenses, and the resulting net income over a typical holding/analysis period. The property is assumed to be sold at the end of the term and the net proceeds from the sale (reversion) are combined with the last year's net income to become part of that year's cash flow. In this case, cash flow is net income available before paying debt service. The cash flows are converted to a present value using a market derived that is developed for the holding period is commonly referred to as the Discounted Cash Flow model, or DCF. We have used the computer program ARGUS to develop the Discounted Cash Flow.

The income approach is utilized by many institutional investors when considering the purchase of an income-producing property. The selection of appropriate capitalization and yield rates are based on the subject properties' income generating characteristics, and market derived investment criteria for similar properties.

Income and Expense Analysis

     The estimates of income and associated expenses are based upon current negotiated lease terms and conditions at the subject. As each of these centers has an operating history and recent leasing activity, there was adequate information available within each subject property to make assumptions regarding the projected income streams. In addition, we also compared the income and expense projections with regional averages provided in the Urban Land Institute's Dollars and Cents of Shopping Centers.

Effective Gross Income

     Effective gross income is the sum of potential gross revenue less vacancy. Potential gross revenue is the total income attributable to a property at 100% occupancy. In addition, potential gross income includes the income derived from the reimbursement of expenses by tenants as specified in the leases.
The subject properties are anticipated to generate income primarily from contract rent, and expense pass-throughs.

Rental Revenue: The rental revenue is the stated contract rent for the contract tenants and the estimated market rent for the vacant space. The total Rental Revenue consists of 100% of the leased space and 100% of the potential rent for the unleased space to be absorbed over the analysis period.

Reimbursement Revenue: The recoveries represent the tenant reimbursements for operating expenses that are passed through to the tenants. These reimbursements are based on the individual lease agreements for each tenant within each of the shopping centers.

General Vacancy: An allowance for reductions in potential income attributable to vacancies, tenant turnover, and non-payment of rent. This item depends upon current vacancy at each center, the properties' occupancy history, and expectation for the future.


Operating Expenses

      Reimbursable expenses are those expenses which are reimbursed by the tenants on a pro-rata basis and generally include real estate taxes, insurance, common area utilities, and repairs and maintenance of the common area. Non-reimbursable expenses are those expenses which are not reimbursed by the tenants and generally include professional fees, promotion and advertising, and miscellaneous administrative expenses. Management may be treated as a reimbursable or non-reimbursable expense. The determination of whether an expense is reimbursable is based on the lease terms of the individual leases.

Real Estate Taxes and Insurance: These expenses were projected based upon an increase of 3% over the expenses for the previous year.

CAM/Utilities: This expense category includes such items as the maintenance and repair of the subject's exterior improvements, elevations/facade, parking lot and pedestrian walkway areas, grounds/landscaping, snow and trash removal, general repairs, maintenance, and cleaning and utility usage in the common areas. In addition, this expense includes utility usage in the tenants' spaces if they are not individually metered and billed by the respective utility companies. We have projected this expense to be 3% higher than the prior year's expense.

Management: A management fee of 6.0% was deducted from the income stream as the management expense. Typical management agreements are based on a range of 3.0% to 6.0% of the effective gross income.

Miscellaneous: This category includes legal, accounting, professional fees, promotional expenses, and miscellaneous sundry expenditures. The miscellaneous expense was projected based upon an average of the prior year's expenses for this category. In estimating the averages, we have excluded those years where the amounts represented an aberration from the normal.


     Discount Cash Flow Analysis

     The following assumptions have been used in projecting the cash flows and determining the values of the individual properties.

The DCF analysis is based on an all-cash purchase, a ten-year holding period and resale with no seller financing.

Market rent and expenses are projected to increase with the C.P.I. throughout our analysis at a rate of 3.0%. This is consistent with parameters of investors as identified in the Korpacz Real Estate Investor Survey. During the lease terms, base rent will increase based upon negotiated contractual lease terms.

Tenant Fit-Up is typically the responsibility of the tenant.
Upon lease rollover, we have allocated a rate of $2.00 per square foot. A 50% to 65% renewal rate was assumed for existing tenants.

A cost of sale at the end of the analysis period is estimated to be 4.0% and is deducted from the capitalized value at the end of the 10 year holding period. These costs include broker's commission and seller's share of the closing and recording costs.

Capitalization rates used range from 10.0% to 11.0%. The applicable rate for each property is dependent on age, condition, tenancy, location, vacancy, upcoming lease expirations, and general investor expectations for the individual markets. We have also relied upon the Client's representation as to the market appeal of each property, and conducted interviews with appraisers and/or brokers active in the properties respective markets.

Discount rates used ranged from 11.5% to 13.0% and are applicable to each property based on the conditions as reported above.

A reversionary (terminal) capitalization rate was applied to the 11th year's net operating income. The terminal capitalization rate was based on a 0.25% to 1.0% increase over the going-in capitalization rate, depending on the age of the property and economic prospects for the marketplace. This increase in capitalization rates from the going-in rate also accounts for capital improvements that may be required at the time of future re-sale as the property will have aged 10 years. It also considers the subject's market appeal at the end of the holding period.


    Valuation

The market value conclusions for the 10 shopping center properties are provided on the following pages.

SUBJECT PROPERTY


Shopping Center:   Berkeley Square Shopping Center

Location:Goose Creek (Charleston), South Carolina

Size:98,258 square feet

Current Vacancy
Leasable:    4,591 square feet (4.7%)
Non-Leasable:     0
Total Vacancy:4,591 square feet (4.7%)

Capitalization Rate:11.0%
Value - Direct Capitalization:  $2,990,000

Discount (Yield) Rate:  13.0%
Value - Discounted Cash Flow:  $3,140,000

Reconciled Value:  $3,075,000
Less: 1st Year Capital Improvement:  $          0
Value Conclusion:  $3,075,000

Comments: The property was developed in the late 1960's and was reported to have been renovated in the past ten years. The center is situated in an L shape, and is located at the intersection of U.S. Highway 52 and Thomason Boulevard in the Goose Creek area north of Charleston, South Carolina. The center consists of a non-anchored neighborhood center with one pad site. Another pad site occupied by the Chinese restaurant was reported to have been sold in 1995 for $217,000, and as such, is no longer included in the income stream.

Local real estate professionals report that the closing of the naval base has had a measurable effect on the local market, although, not nearly as severe as most people had anticipated. The area still has many non-military industrial employers such as Miles, WestVaco, and Dupont in the northern region of Charleston.

NOTE:     An operating history schedule is provided for this
property. The schedule includes a six year comparison (1989-1994) of income less vacancies and abatements, expenses (real estate taxes, insurance, common area maintanance, miscellaneous and management fees), and net operating income. In addition, an owner's projected for 1995 and appraiser's first year projection of the income and expense amounts are provided. The source of the schedule was First Washinton Management, Inc.

Income Approach           Rate           Value
Direct Capitalization    11.00%       $2,990,000
Discounted Cash Flow     13.00%       $3,140,000

                     SUBJECT PROPERTY


Shopping Center:  Cloister Shopping Center

Location:  Ephrata, Pennsylvania

Size:  56,015 square feet

Current Vacancy
Leasable:  1,700 square feet (3.0%)
Non-Leasable:  3,262 (5.8%)
Total Vacancy:  4,962 square feet (8.9%)


Capitalization Rate:  11.0%
Value - Direct Capitalization:  $2,870,000

Discount (Yield) Rate:  13.0%
Value - Discounted Cash Flow:  $2,850,000

Reconciled Value: $2,850,000
Less: 1st Year Capital Improvement:  $  150,000
Value Conclusion:  $2,700,000

Comments:   This neighborhood shopping center is located in the
town of Ephrata, north of Lancaster, Pennsylvania. This property consists of an unanchored neighborhood center that is reported to be approximately 35 years old. The property is located at the corner of North Reading Road (Route 272) and Martin Avenue. There is a McDonald's pad site located at the frontage of the property; however, the rental income is not part of the subject income stream.

First Washington Management reports that the property requires repair and replacement of the parking lot, roof, and facade and other items of deferred maintenance, at an estimated cost of $150,000.

NOTE:     An operating history schedule is provided for this
property. The schedule includes a six year comparison (1989-1994) of income less vacancies and abatements, expenses (real estate taxes, insurance, common area maintanance, miscellaneous and management fees), and net operating income. In addition, an owner's projected for 1995 and appraiser's first year projection of the income and expense amounts are provided. The source of the schedule was First Washinton Management, Inc.

Income Approach           Rate           Value
Direct Capitalization    11.00%       $2,870,000
Discounted Cash Flow     13.00%       $2,850,000

                    SUBJECT PROPERTY

Shopping Center:     Edgewood Plaza Shopping Center

Location:     Edgewood, Harford County, Maryland

Size:     49,612 square feet

Current Vacancy
Leasable:2,500 square feet (5.0%)
Non-Leasable:     0
Total Vacancy:      2,500 square feet (5.0%)

Capitalization Rate:     10.5%
Value - Direct Capitalization:      $1,950,000

Discount (Yield) Rate:     12.5%
Value - Discounted Cash Flow:     $2,350,000

Reconciled Value:      $2,200,000
Less: 1st Year Capital Improvement:            0
Plus: Value of Excess Ground   $  270,000
Value Conclusion:      $2,470,000

Comments: This property was constructed in 1973 and renovated in late 1995 and early 1996. The property is located on the corner of Edgewood Road and Hanson Road, approximately three miles east of U.S. Route 40, the primary retailing corridor in the neighborhood. The neighborhood center is anchored by Santoni's grocery store and Rite Aid which leases 6,400 square feet. The property includes a pad site that was formerly occupied by Texaco, but is currently vacant. The center primarily serves the needs of the nearby residents and military base.

It is reported that the pad site is under contract for $220,000, with contingencies for subdivision, and additional building area to be constructed.

It has been reported that Rite-Aid, one the of subject's lead tenants, has purchased vacant ground on the opposite side of Edgewood Road for construction of a free standing retail building. The property was purchased on October 2, 1995 for a reported price of $2.20 per square foot for 2.3 acres. Construction on the new facility has begun. At this time, Rite-Aid has not discussed with First Washington Management their plans for vacating the center. However, their lease continues until July 1999, and according to First Washington Management, Rite-Aid does have the right to sub-lease and/or go dark. For purposes of this analysis, we have assumed that the Rite-Aid space will be released at the end of its current lease term at $9.00 per square foot adjusted for inflation, substantially higher than the current lease rate.

The property includes approximately 150,300 square feet of vacant ground located along the Hanson Road frontage. This portion of the property was reported to have received approvals for 12,000 square feet of shopping center development. As such, this portion of the property represents additional ground. In valuing the additional ground, we have examined sales of vacant ground in the area and neighborhood. The most relevant sale is the aforementioned sale to Rite-Aid. As this sale was for a property that has frontage on Edgewood Road, with level topography, and is ready for development, a downward adjustment is required to reflect the inferior conditions of the subject's excess land. The excess ground does not have frontage on Edgewood Road, is not level, but slopes upward away from Hanson Road, and would require resubdivision. As such, the excess ground has been valued at $1.80 per square foot of ground area, or $270,000.

NOTE:     An operating history schedule is provided for this
property. The schedule includes a six year comparison (1989-1994) of income less vacancies and abatements, expenses (real estate taxes, insurance, common area maintanance, miscellaneous and management fees), and net operating income. In addition, an owner's projected for 1995 and appraiser's first year projection of the income and expense amounts are provided. The source of the schedule was First Washinton Management, Inc.

Income Approach           Rate           Value
Direct Capitalization    10.50%       $1,950,000
Discounted Cash Flow     12.50%       $2,350,000

                      SUBJECT PROPERTY

Shopping Center:      Highlandtown Shopping Center

Location:     Baltimore, Maryland

Size:     56,200 square feet

Current Vacancy
Leasable:       0 square feet (0%)
Non-Leasable:       0
Total Vacancy:       0 square feet (0%)

Capitalization Rate:     10.0%
Value - Direct Capitalization:     $5,090,000

Discount (Yield) Rate:     12.0%
Value - Discounted Cash Flow:     $4,980,000

Reconciled Value:     $5,050,000
Less: 1st Year Capital Improvement:     $   50,000
Value Conclusion:     $5,000,000

Comments: This is a neighborhood shopping center located in downtown Baltimore, Maryland. The neighborhood is located approximately three miles from the Central Business District in an area that is characterized by freestanding retail along Eastern
Avenue. This property was constructed in 1987 and is anchored by Santoni's grocery store and Rite Aid.

Safeway is reported to be constructing a store 1.5 miles from the subject property which may have the affect of cannibalizing some of the store's sales.

First Washington Management reports that the property requires repair and replacement of the parking lot, and other items of deferred maintenance, at an estimated cost of $50,000.

The property was reported to be marketed for sale in 1995 at a price of $5,750,000 or a 8.9% capitalization rate based on projected income. No offers were received, and the offering price probably temporarily soured investors on the property.

NOTE:     An operating history schedule is provided for this
property. The schedule includes a six year comparison (1989-1994) of income less vacancies and abatements, expenses (real estate taxes, insurance, common area maintanance, miscellaneous and management fees), and net operating income. In addition, an owner's projected for 1995 and appraiser's first year projection of the income and expense amounts are provided. The source of the schedule was First Washinton Management, Inc.

Income Approach           Rate           Value
Direct Capitalization    10.00%       $5,090,000
Discounted Cash Flow     12.00%       $4,980,000

                         SUBJECT PROPERTY

Shopping Center:     Holiday Shopping Center

Location:     Collinsville, Virginia

Size:     82,185 square feet

Current Vacancy
Leasable:     1,788 square feet (2.2%)
Non-Leasable:     6,352 (7.7%)
Total Vacancy:     8,140 square feet (9.9% )

Value Conclusion:     $1,200,000 (based on contract of sale)

Comments: This is a neighborhood shopping center located in Collinsville, Virginia, which is approximately 40 miles southeast of Roanoke, Virginia. The property is about 20 years old and is anchored by Family Dollar store and Southeast Mills. There is a pad site that is leased by Crotts Custom Cars.

The property is currently subject to a contract of sale for a price of $1,200,000. Based on projected income of $115,912, the price generates a capitalization rate of 9.7%. Local real estate professionals indicate that a market capitalization rate for a property of the subject's characteristics would typically range between 10.5% and 11.0%. Nonetheless, we have recognized the contract as representative of the value of the subject property.

NOTE:     An operating history schedule is provided for this
property. The schedule includes a six year comparison (1989-1994) of income less vacancies and abatements, expenses (real estate taxes, insurance, common area maintanance, miscellaneous and management fees), and net operating income. In addition, an owner's projected for 1995 and appraiser's first year projection of the income and expense amounts are provided. The source of the schedule was First Washinton Management, Inc.

                        SUBJECT PROPERTY

Shopping Center:     Jackson Heights Plaza

Location:Murfreesboro, Tennessee

Size:     156,373 square feet

Current Vacancy
Leasable:     1,900 square feet (1.2%)
Non-Leasable:     4,241 (2.7%)
Total Vacancy:     6,141 square feet (3.9%)

Capitalization Rate:      10.25%
Value - Direct Capitalization: 4,950,000

Discount (Yield) Rate:     12.0%
Value - Discounted Cash Flow:     $4,810,000

Reconciled Value:     $4,900,000
Less: 1st Year Capital Improvement:     $  200,000
Value Conclusion:     $4,700,000

Comments: This community shopping center is located in Murfreesboro, Tennessee. Murfreesboro is approximately 30 miles southeast of Nashville. The property was constructed in 1959 and is unanchored. There are pad sites that are leased by Goodyear, Toot's, and First Union. The subject was the first center to be built in Murfreesboro and is still located in the core shopping area of Murfreesboro with an excellent location on Broad Street.

First Washington Management reports that the property requires repair and replacement of the parking lot, roof, and facade and other items of deferred maintenance, at an estimated cost of $200,000.

NOTE:     An operating history schedule is provided for this
property. The schedule includes a six year comparison (1989-1994) of income less vacancies and abatements, expenses (real estate taxes, insurance, common area maintanance, miscellaneous and management fees), and net operating income. In addition, an owner's projected for 1995 and appraiser's first year projection of the income and expense amounts are provided. The source of the schedule was First Washinton Management, Inc.

Income Approach           Rate           Value
Direct Capitalization    10.25%       $4,950,000
Discounted Cash Flow     12.00%       $4,810,000

                     SUBJECT PROPERTY

Shopping Center:   Lynnwood Place

Location:      Jackson, Tennessee

Size:     96,666 square feet

Current Vacancy
Leasable:      0 square feet (0%)
on-Leasable:   620 (1%)
Total Vacancy:   660 square feet (1%)

Capitalization Rate:     10.25%
Value - Direct Capitalization:     $6,910,000

scount (Yield) Rate:     12.5%
Value - Discounted Cash Flow:     $6,970,000

Reconciled Value:     $6,950,000
Less: 1st Year Capital Improvement:     $          0
Value Conclusion:     $6,950,000

Comments:   This is a neighborhood shopping center built in 1986
and is anchored by Kroger. The property is located in the town of Jackson, Tennessee, which is situated approximately 50 miles northeast of Memphis.

It was reported that Kroger's sales were approximately $20,690,000 or $420 per square foot.

NOTE:     An operating history schedule is provided for this
property. The schedule includes a six year comparison (1989-1994) of income less vacancies and abatements, expenses (real estate taxes, insurance, common area maintanance, miscellaneous and management fees), and net operating income. In addition, an owner's projected for 1995 and appraiser's first year projection of the income and expense amounts are provided. The source of the schedule was First Washinton Management, Inc.

Income Approach           Rate           Value
Direct Capitalization    10.25%       $6,910,000
Discounted Cash Flow     12.50%       $6,970,000

                    SUBJECT PROPERTY

Shopping Center:     Quality Center

Location:  Lancaster, Maryland

Size:    62,378 square feet

Current Vacancy
Leasable:   14,312 square feet (22.9%)
Non-Leasable:   5,885  (9.4%)
Total Vacancy:    20,197 square feet (32.4%)

Capitalization Rate:     11.0%
Value - Direct Capitalization:     $4,470,000

Discount (Yield) Rate:   13.0%
Value - Discounted Cash Flow:     $4,570,000

Reconciled Value:    $4,500,000
Less: 1st Year Capital Improvement:    $          0
Value Conclusion:    $4,500,000

Comments: This is a small outlet center that was constructed in 1987. The center is located on the outskirts of Lancaster, Pennsylvania at the intersection of U.S. Route 30, and Pennsylvania Route 896. The immediate neighborhood is dominated by outlet centers. The center is unanchored and includes a pad site leased to Dairy Queen. The subject's recent past has been turbulent as many of the center's stronger tenants have relocated across the street in a competing center that is better anchored and positioned.

NOTE:     An operating history schedule is provided for this
property. The schedule includes a six year comparison (1989-1994) of income less vacancies and abatements, expenses (real estate taxes, insurance, common area maintanance, miscellaneous and management fees), and net operating income. In addition, an owner's projected for 1995 and appraiser's first year projection of the income and expense amounts are provided. The source of the schedule was First Washinton Management, Inc.

Income Approach           Rate           Value
Direct Capitalization    11.00%       $4,470,000
Discounted Cash Flow     13.00%       $4,570,000

                    SUBJECT PROPERTY

Shopping Center:    Tarrytown Mall

Location:     Rocky Mount, North Carolina

Size:     327,819 square feet

Current Vacancy
Leasable:     106,954 square feet (32.6%)
Non-Leasable:   15,543  (4.7%)
Total Vacancy:     122,497 square feet (37.4%)

Alternative One:
Releasing of Anchor Space
Discount (Yield) Rate:    12.0%
      Value - Discounted Cash Flow:     $7,265,000

Alternative Two:
No Releasing of Anchor Space
Discount (Yield) Rate:12.0%
Value - Discounted Cash Flow:   $4,980,000

Reconciled Value:  $6,100,000
Less: 1st Year Capital Improvement:$          0
Value Conclusion:  $6,100,000

Comments: This is a large community center/mall constructed in 1964 and remodeled in 1989. The center includes five kiosks and four pad sites. The center is anchored by Montgomery Ward (74,069 square feet), Goody's Family Clothing (24,000 square feet), and K&W (12,240 square feet). The other anchor, Wholesale Depot, declared bankruptcy and vacated 79,066 square feet in 1994. The space has remained unleased, with little immediate prospect of releasing.

It is reported that one of the pad sites is under contract for sale at a reported price of $330,000. The purchaser is reportedly going to knock down the existing building and replace it with a fast food restaurant.

In valuing the subject property, we have examined two leasing alternatives. The first alternative assumes that the vacant anchor bay will be released in 24 months, at a rate of $2.50 per square foot, net of any leasing/tenant improvement costs. The second alternative assumes that the anchor space will not be released.
It is impossible for us to assess the likelihood of either alternative happening, and as such, we have reconciled the value of the property to be mid-way between the values indicated by the two alternatives. It is our belief that any investor looking at purchasing the property would discount the property for the vacant anchor space and the dim prospects for releasing the space. However, we cannot ignore the potential value inherent in the structure and the possibility for releasing the space.

NOTE:     An operating history schedule is provided for this
property. The schedule includes a six year comparison (1989-1994) of income less vacancies and abatements, expenses (real estate taxes, insurance, common area maintanance, miscellaneous and management fees), and net operating income. In addition, an owner's projected for 1995 and appraiser's first year projection of the income and expense amounts are provided. The source of the schedule was First Washinton Management, Inc.

                        SUBJECT PROPERTY


Shopping Center:   Woodlawn Shopping Center

Location:   Fredericksburg, Virginia

Size:   49,800 square feet

Current Vacancy
Leasable:       0 square feet (0%)
Non-Leasable:       0 (0%)
Total Vacancy:       0 square feet (0%)

Capitalization Rate:  10.0%
Value - Direct Capitalization:   $2,380,000

Discount (Yield) Rate:   11.5%
Value - Discounted Cash Flow:   $2,440,000

Reconciled Value:   $2,400,000
Less: 1st Year Capital Improvement:   $   25,000
Value Conclusion:  $2,375,000

Comments:   This is a neighborhood shopping center located in
Fredericksburg, Virginia along Route 607 at Cleremont Drive. The property is located northeast of the downtown area. The center is anchored by Food Lion and Revco.

It is reported that Food Lion will expand into Bays 4 and 5 and new construction. The area to be occupied by Food Lion will total
32,744 square feet. The construction and expansion will reportedly be complete in October 1996.

First Washington Management reports that the property requires repair and replacement of the parking lot, curbs/sidewalks, and other items of deferred maintenance, at an estimated cost of $25,000.

NOTE:     An operating history schedule is provided for this
property. The schedule includes a six year comparison (1989-1994) of income less vacancies and abatements, expenses (real estate taxes, insurance, common area maintanance, miscellaneous and management fees), and net operating income. In addition, an owner's projected for 1995 and appraiser's first year projection of the income and expense amounts are provided. The source of the schedule was First Washinton Management, Inc.

Income Approach           Rate           Value
Direct Capitalization    10.00%       $2,380,000
Discounted Cash Flow     11.50%       $2,440,000

Capitalization Rate and Yield Rate Discussion

     The capitalization of an income stream by direct capitalization is a method used to convert a single year's estimate of income into a market value indication. Alternatively, yield capitalization is often used to convert future benefits to present value by applying an appropriate yield rate. Both methods are consistent with the premises on which income producing properties are purchased. The typical investor is purchasing future benefits which are anticipated from the income stream that a property is capable of producing over the holding period. Inherent in the capitalization and yield rates are the factors for the return on and of capital, and for the risk attributed to the uncertainty of realizing projected future benefits. Essentially, the rates consider the quality, quantity, and durability of the income stream which the property is capable of producing. There are several factors which must be considered in determining an appropriate rates for any given property. These factors include the following:

Location
Physical characteristics of the property
Stability of leasing
Strength and credibility of tenancy
Market conditions

     The rates selected for each property were based on the characteristics specific to each property, and the perceived risk of receiving the projected net income. In order to assess the risk associated with the properties' individual locational characteristics, we contacted appraisers and/or real estate brokers active in each of the respective markets and had discussions with First Washington Management and Legg Mason. This information provided us with some understanding of the state of each of the markets, and the subjects' relative position within the markets. Where available, information was obtained regarding sales of comparable centers that were used to develop appropriate rates. Information regarding the subject properties' income stream patterns, vacancy and turnover was obtained by examining the subjects' occupancy and operating histories.

     In the evaluation of each of the centers, rates were selected based on the perceived risk associate with receiving the projected net income. Investment criteria provided by the Korpacz Real Estate Investor Survey, for the Fourth Quarter 1995, is shown below.


                   NATIONAL RETAIL MARKET INDICES

KEY INDICATORS   CURRENT QUARTER   LAST YEAR
Free and Clear Equity Returns (IRR or Yield Rates)

   Range         10.00% - 14.00%   10.00% - 14.00%
   Average       11.72%            11.97%

Free and Clear Equity Capitalization Rate
   Range         8.25% - 12.50%    8.50% - 11.00%
   Average       9.74%             9.77%

Residual Capitalization Rate
   Range         8.25% - 13.50%    8.50% - 12.00%
   Average       9.98%             9.95%


     In addition, we have consulted the Investment Bulletin of the American Council of Life Insurance Companies, dated December 29, 1995. According to Table 8 of this publication, the average capitalization rate for investment class retail centers (based upon a sample of 180 transactions) was 9.3%. These transactions took place in the Third Quarter 1995, the most recent period for which information is available from this source.

    In choosing the appropriate capitalization rates and yield rates for the subject properties, we have reviewed the locational and income characteristics of each property, and selected rates that take into account the existing tenancy, condition of the property, and current investor trends. The selected rates are felt to be reflective of present investor requirements and current financial market conditions. We have factored in the variables of risk to include location, anticipated rent levels, existing tenancy and mix, structure of the leases, i.e., terms, age and condition of the improvements, the investment alternatives, and the class of real estate in which the subject falls.

              Mid-Atlantic Centers Limited Partnership
                Valuation Summary - January 1, 1996

NAME                Berkeley Square     Cloister     Edgewood Plaza
LOCATION            Goose Creek, MI    Ephrata, PA    Edgewood, MD
SIZE                     98,258          56,015          49,612
 LEASABLE
   VACANCY (SF)           4,591           1,700           2,500
 %                         4.7%            3.0%            5.0%
 NON-LEASEABLE
   VACANCY (SF)               0           3,262               0
 %                         0.0%            5.8%            0.0%

PROJECTED INCOME
 EFFECTIVE GROSS
   INCOME              $486,651        $551,845        $319,708
 EXPENSES               158,024         236,348         115,254
 NET OPERATING
   INCOME              $328,627        $315,497        $204,454

CAPITALIZATION RATE      11.00%          11.00%          10.50%
VALUE BY DIRECT
  CAPITALIZATION     $2,990,000      $2,870,000      $1,950,000

DISCOUNT RATE            13.00%          13.00%          12.50%
VALUE BY DISC.
  CASH FLOW          $3,140,000      $2,850,000      $2,350,000

RECONCILED VALUE     $3,075,000      $2,850,000      $2,200,000

PLUS: VALUE OF
  EXCESS GROUND                                         270,000
LESS: CAPITAL IMPROV.         0         150,000               0

VALUE CONCLUSION     $3,075,000      $2,700,000      $2,470,000
















              Mid-Atlantic Centers Limited Partnership
             Valuation Summary - January 1, 1996 (cont)

NAME             Highlandtown       Holiday       Jackson Heights
LOCATION         Baltimore, MD  Collinsville, VA  Murfreesburo, TN
SIZE                   56,200          82,185         156,373
 LEASABLE
   VACANCY (SF)             0           1,788           1,900
 %                       0.0%            2.2%            1.2%
 NON-LEASEABLE
   VACANCY (SF)             0           6,352           4,241
 %                       0.0%            7.7%            2.7%

PROJECTED INCOME
 EFFECTIVE GROSS
   INCOME            $809,034        $202,719        $803,226
 EXPENSES             299,769          86,807         295,780
 NET OPERATING
   INCOME            $509,265        $115,912        $507,446

CAPITALIZATION RATE    10.00%           9.65%          10.25%
VALUE BY DIRECT
  CAPITALIZATION   $5,090,000      $1,200,000      $4,950,000

DISCOUNT RATE          12.00%     Value reflects       12.00%
VALUE BY DISC.                        signed
  CASH FLOW        $4,980,000        contract      $4,810,000

RECONCILED VALUE   $5,050,000      $1,200,000      $4,900,000

PLUS: VALUE OF
  EXCESS GROUND
LESS: CAPITAL IMPROV.  50,000               0         200,000

VALUE CONCLUSION    5,000,000      $1,200,000      $4,700,000
















              Mid-Atlantic Centers Limited Partnership
             Valuation Summary - January 1, 1996 (cont)

NAME             Lynnwood Place  Orchard Square   Quality Center
LOCATION          Jackson, TN     Atlanta, GA      Lancaster, PA
SIZE                   96,666                          62,378
 LEASABLE
   VACANCY (SF)             0                          14,312
 %                       0.0%           SOLD            22.9%
 NON-LEASEABLE
   VACANCY (SF)           620                           5,885
 %                       0.6%                            9.4%

PROJECTED INCOME
 EFFECTIVE GROSS
   INCOME              $939,490                        $720,192
 EXPENSES               231,708                         228,268
 NET OPERATING
   INCOME              $707,782                        $491,924

CAPITALIZATION RATE      10.25%                          11.00%
VALUE BY DIRECT
  CAPITALIZATION     $6,910,000                      $4,470,000

DISCOUNT RATE            12.50%                          13.00%
VALUE BY DISC.
  CASH FLOW          $6,970,000                      $4,570,000

RECONCILED VALUE     $6,950,000                      $4,500,000

PLUS: VALUE OF
  EXCESS GROUND
LESS: CAPITAL IMPROV.         0                               0

VALUE CONCLUSION     $6,950,000                      $4,500,000
















              Mid-Atlantic Centers Limited Partnership
             Valuation Summary - January 1, 1996 (cont)

NAME             Tarrytown Mall   Woodlawn Village      MAC
LOCATION         Rocky Mount, NC  Fredericksburg, VA   TOTAL
SIZE                  327,819          49,800       1,035,306
 LEASABLE
   VACANCY (SF)       106,954               0
 %                      32.6%            0.0%
 NON-LEASEABLE
   VACANCY (SF)        15,543               0
 %                       4.7%            0.0%

PROJECTED INCOME
 EFFECTIVE GROSS
   INCOME          $1,221,387        $344,375      $6,398,627
 EXPENSES             714,293         106,129       2,472,380
 NET OPERATING
   INCOME            $507,094        $238,246      $3,926,247

CAPITALIZATION RATE  See Analysis      10.00%
VALUE BY DIRECT
  CAPITALIZATION                   $2,380,000
DISCOUNT RATE                          11.50%
VALUE BY DISC.
  CASH FLOW                        $2,440,000
RECONCILED VALUE   $6,100,000      $2,400,000     $39,225,000

PLUS: VALUE OF
  EXCESS GROUND                                       270,000
LESS: CAPITAL IMPROV.       0          25,000         425,000

VALUE CONCLUSION    6,100,000      $2,375,000     $39,070,000


CONCLUSION

    On the facing page is a summary of the conclusions contained within this report. As noted, the total value of the subject properties are estimated to be $39,495,000. From this amount we have deducted the costs of required capital improvements as reported by First Washington Management. This cost totals $425,000.

     Thus, as a result of our study and by virtue of our experience, we are of the opinion that the properties described herein have a collective market value as of January 1, 1996, as follows:


MARKET VALUE, "AS IS"

THIRTY NINE MILLION SEVENTY THOUSAND DOLLARS
($39,070,000)


     The above estimated value is subject to and predicated upon the general assumptions and limiting conditions set forth earlier in the report. Neither this appraisal assignment nor the prospect of future employment has been conditioned upon this appraisal
producing a specific value.   Should you have any questions
concerning this appraisal or the value conclusions developed in this report, please contact this office.

Respectfully submitted,
SAPPERSTEIN & ASSOCIATES


/s/ Dean G. Gutridge
Dean G. Gutridge, Senior Associate

Reviewed and Approved by:


/s/ Gary L. Sapperstein
Gary L. Sapperstein, MAI, SRPA

                     CERTIFICATION

Except as otherwise noted in this appraisal report, we hereby certify that:

1.To the best of our knowledge and belief the statements of fact contained in this report are true and correct.

2.A personal inspection of the property that is the subject of this report was made by Dean G. Gutridge and Gary Lee Sapperstein. The inspections were made at different points in time by the respective parties involved.

3.We have no present or contemplated future interest in the real estate that is the subject of this appraisal report.

4.We have no personal interest or bias with respect to the subject matter of this appraisal report or the parties involved.

5.The reported analyses, opinions and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

6.This appraisal report sets forth all of the special and limiting conditions (imposed by the terms of the assignment or by the undersigned) affecting the analyses, opinions and conclusions contained in this report.

7.The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

8.This appraisal report has been made in conformity with and is subject to the requirements of the Code of Ethics and Standards of Professional Practice and Conduct of the Appraisal Institute, the Appraisal Foundation, and the duly authorized legislative authority for the states of Maryland, Virginia and the District of Columbia.

9.No one other than the undersigned prepared the analyses, conclusions and opinions concerning real estate that are set forth in this appraisal report (unless otherwise specified).

10.The Appraisal Institute conducts a mandatory program of continuing education for its designated members. MAIs and RM who meet the minimum standards of this program are awarded periodic educational certification. Gary Lee Sapperstein has been certified under this program. Mr. Sapperstein is a Certified/General Real Estate Appraiser in the Commonwealth of Virginia, the State of Maryland, and the District of Columbia. As of the date of this report, Gary Lee Sapperstein, has completed the requirements under the continuing education program of the Appraisal Institute.

11.Our compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event.

12.We hereby certify that this appraisal was not based upon a requested minimum valuation, a specific valuation, or the approval of a loan.

13.The undersigned member(s) has (have) appraised properties similar to the subject, and is (are) therefore in compliance with the competency provision of the Uniform Standards of Professional
Appraisal Practice.


/s/ Dean G. Gutridge
Dean G. Gutridge, Senior Associate
Certified General Appraiser, MD License No.:  04-20093


/s/ Gary Lee Sapperstein
Gary Lee Sapperstein, MAI-SRPA, President
Certified General Appraiser, DC License No.:  04-10002

LIMITING CONDITIONS


1.The appraiser will not be required to give testimony or appear in court because of having made this appraisal, with reference to the property in question, unless arrangements have been previously made.

2.Possession of this report, or a copy thereof, does not carry with it the right of publication. It may not be used for any purpose by any person other than the party to whom it is addressed without the written consent of the appraiser and, in any event, only with proper qualification and only in its entirety.

3.The distribution of the total valuation in this report between land and improvement applies only under the reported highest and best use of the property. The allocations of value for land and improvements must not be used in conjunction with any other appraisal and are invalid if so used.

4.One (or more) of the signatories of this appraisal report is a Member (or Candidate) of the Appraisal Institute. The Bylaws and Regulations of the Institute require each Member and Candidate to control the use and distribution of each appraisal report signed by such Member or Candidate. Therefore, except as hereinafter provided, the party for whom this appraisal was prepared may distribute copies of this appraisal report, in its entirety, to such third parties as may be selected by the party for whom this appraisal report was prepared; however, selected portions of this appraisal report shall not be given to third parties without the prior written consent of the signatories of this appraisal report. Further, neither all nor any part of this appraisal report shall be disseminated to the general public by use of advertising media, public relations media, news media, sales media or other media for public communication without prior written consent of the signatories of this appraisal report.

5.In the event that this appraisal contains a valuation of an estate in land that is less than the entire fee simple estate, it is noted that (i) the value reported for such estate relates to a fractional interest only in the real estate involved; and (ii) the value of this fractional interest, plus the value of all other fractional interests, may or may not equal the value of the entire fee simple estate considered as a whole.

SPECIAL LIMITING CONDITIONS


1. As agreed upon with the client prior to the preparation of this appraisal, this is a Limited Appraisal because it invokes the Departure Provision of the Uniform Standards of Professional Appraisal Practice. As such, information pertinent to the valuation has not been considered and/or the full valuation process has not been applied. Depending on the type and degree of limitations, the reliability of the value conclusion provided herein may be reduced.

2.This is a Restricted Appraisal Report which is intended to comply with the reporting requirements set forth under Standard Rule 2-2(c) of the Uniform Standards of Professional Appraisal Practice for a Restricted Appraisal Report. As such, it does not include discussions of the data, reasoning, and analyses that were used in the appraisal process to develop the appraiser's opinion of value. Supporting documentation concerning the data, reasoning and analyses is retained in the appraiser's file. The information contained in this report is specific to the needs of the client and for the intended use stated in this report. The appraiser is not responsible for unauthorized use of this report.

3.The appraiser has relied upon the rent rolls and financial statements provided by the Client for valuing the subject properties. An audit of this data was not conducted by the appraiser or by a disinterested third party to ascertain its integrity. The appraiser reserves the right to modify its value conclusions if the data provided is not factually correct.

4.Physical inspections of the properties were not conducted by the signatories of this report. The Client has provided an estimate of capital expenses projected for each property in the first year of the analysis. The appraiser reserves the right to modify its value conclusions if the condition of the properties is different from that represented by the Client or capital expenditures exceed the estimates provided.

5.The appraiser has relied upon certain representatives made by the client with respect to the various centers. The appraiser reserves the right to modify its value conclusions if the data provided is not factually correct.

GENERAL ASSUMPTIONS

1.The legal description used in this report is assumed to be correct.

2.No survey of the property has been made by the appraiser and no responsibility is assumed in connection with such matters.
Sketches in this report are included only to assist the reader in visualizing the property.

3.No responsibility is assumed for matters of a legal nature affecting title to the property nor is an opinion of title rendered. The title is assumed to be good and merchantable.

4.Information furnished by others is assumed to be true, correct, and reliable. A reasonable effort has been made to verify such information; however, no responsibility for its accuracy is assumed by the appraiser.

5.All mortgages, liens, encumbrances, leases, and servitudes have been disregarded unless so specified within the report. The property is appraised as though under responsible ownership and competent management.

6.It is assumed that there are no hidden or unapparent conditions of the property, subsoil, or structures which would render it more or less valuable. No responsibility is assumed for such conditions or for engineering which may be required to discover such factors. Further, it is assumed that no toxic or radioactive materials are located upon or buried within the subject property. If such materials are found on the properties under appraisal, the appraisers reserve to the right to modify the value conclusion found on the appraisal report.

7.It is assumed that there is full compliance with all applicable federal, state and local environment regulations and laws of the date of the appraisal unless noncompliance is stated, defined, and considered in the appraisal report.

8.It is assumed that all applicable zoning and use regulations and restrictions have been complied with, unless a non-conformity has been stated, defined, and considered in the appraisal report.

9.It is assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national governmental or private entity or organization have been made or can be obtained or renewed for any use on which the value estimate contained in this report is based.

10.It is assumed that the utilization of the land (and improve-ments) is within the boundaries or property lines of the property described and that there is no encroachment or trespass unless noted within the report.

11.It is assumed that the property does not contain within its confines any unmarked burial grounds which would preclude or hamper the development process.

12.This document should not be used as a basis to determine the structural adequacy/inadequacy of the property described herein, but rather for valuation purposes only.

13.It is assumed that the subject structure meets the applicable building codes for it's respective jurisdiction. We assume no responsibility/liability for the inclusion/exclusion of any structural component item which may have an impact on value.

14.It is assumed that the subject property will meet all code requirements as they relate to proper soil compaction, grading, and drainage. We further reserve the right to alter value should a material change in the status of subject be discovered.

15.Building plans, surveys and gross building area calculations as supplied to the appraisers by the client, are assumed to be reasonably accurate. In any event, the appraiser assumes no responsibility or liability for the accuracy of such information/data provided. In this particular instance, we were not afforded with building plans, specifications, site plan or survey of the property. This information was provided to your appraisers by the lender via a descriptive narrative from an unknown source, and we have relied upon same.

16.Our investigation makes it reasonable to assume, for appraisal purposes, that no insulation or other product banned by the Consumer Products Safety Commission has been introduced into the appraised premises.

17.Fundamental to the valuation analysis is the assumption that no change in zoning is either proposed or eminent. Should a change in zoning status occur from the property's present classification, the appraisers reserve the right to alter or amend value accordingly.

18.Unless stated otherwise in this report, the existence of hazardous materials, which may or may not be present on the property, was not observed by the appraiser(s). The appraiser has no knowledge of the existence of such materials on or in the property. The appraiser is not qualified to detect such substances. The presence of substances such as asbestos, urea-formaldehyde foam insulation, or other potentially hazardous materials, may affect the value of the property. The value estimate in this appraisal report is predicated on the assumption that there is no such material on or in the property that would cause a loss in value. No responsibility is assumed for any such conditions, or for any expertise or engineering knowledge required to discover them. If desired, the client is urged to retain an expert in this field.

19. The Americans with Disabilities Act (ADA) became effective on January 26, 1992. We have not made a specific compliance survey and analysis of the property to determine if it is in conformance with the various detailed requirements of the ADA. It is possible that a compliance survey of the property along with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the Act. If so, this could have a negative effect upon the value of the property. Since we do not have direct evidence relating to this issue, we did not consider possible non-compliance with the requirements of the ADA in estimating the value of the property.

The letter of valuation report has a section titled "ARGUS
Schedules".  This section consists of the following schedules:

  (a) Holiday Shopping Center, Schedule of Prospective Cash Flow, In Inflated Dollars for the Fiscal Year beginning 12/1/1995.

  (b)  Holiday Shopping Center, Prospective Present Value, Cash
Flow Before Debt Service plus Property Resale Discounted Annually
(End-point on Cash Flow & Resale) over a 10-Year Period.

  (c) Jackson Heights Plaza, Murfreesburo, Tennessee, Schedule of Prospective Cash Flow, In Inflated Dollars for the Fiscal Year beginning 12/1/1995.

  (d) Jackson Heights Plaza, Prospective Present Value, Cash Flow Before Debt Service plus Property Resale Discounted Annually (End-point on Cash Flow & Resale) over a 10-Year Period.

  (e) Berkeley Shopping Center, Schedule of Prospective Cash Flow, In Inflated Dollars for the Fiscal Year beginning 12/1/1995.

  (f)  Berkeley Shopping Center, Prospective Present Value, Cash
Flow Before Debt Service plus Property Resale Discounted Annually
(End-point on Cash Flow & Resale) over a 10-Year Period.

  (g) Cloister Shopping Center, Schedule of Prospective Cash Flow, In Inflated Dollars for the Fiscal Year beginning 12/1/1995.

  (h)  Cloister Shopping Center, Prospective Present Value, Cash
Flow Before Debt Service plus Property Resale Discounted Annually
(End-point on Cash Flow & Resale) over a 10-Year Period.

  (i) Edgewood Shopping Center, Schedule of Prospective Cash Flow, In Inflated Dollars for the Fiscal Year beginning 12/1/1995.

  (j)  Edgewood Shopping Center, Prospective Present Value, Cash
Flow Before Debt Service plus Property Resale Discounted Annually
(End-point on Cash Flow & Resale) over a 10-Year Period.

  (k)  Highlandtown Village Shopping Center, Schedule of
Prospective Cash Flow, In Inflated Dollars for the Fiscal Year beginning 12/1/1995.

  (l)  Highlandtown Village Shopping Center, Prospective Present
Value, Cash Flow Before Debt Service plus Property Resale
Discounted Annually (End-point on Cash Flow & Resale) over a 10-
Year Period.

  (m) Lynnwood Place Shopping Center, Schedule of Prospective Cash Flow, In Inflated Dollars for the Fiscal Year beginning 12/1/1995.

  (n)  Lynnwood Place Shopping Center, Prospective Present Value,
Cash Flow Before Debt Service plus Property Resale Discounted
Annually (End-point on Cash Flow & Resale) over a 10-Year Period.

  (o) Quality Shopping Center, Schedule of Prospective Cash Flow, In Inflated Dollars for the Fiscal Year beginning 12/1/1995.

  (p)  Quality Shopping Center, Prospective Present Value, Cash
Flow Before Debt Service plus Property Resale Discounted Annually
(End-point on Cash Flow & Resale) over a 10-Year Period.

  (q)  Tarrytown Mall, Schedule of Prospective Cash Flow, In
Inflated Dollars for the Fiscal Year beginning 12/1/1995.
Assumption: Releasing of ANCHOR in 24 months @ $2.50/s.f. - no cost

  (r) Tarrytown Mall, Prospective Present Value, Cash Flow Before Debt Service plus Property Resale Discounted Annually (End-point on Cash Flow & Resale) over a 10-Year Period. Assumption:
Releasing of ANCHOR in 24 months @ $2.50/s.f. - no cost

  (s)  Tarrytown Mall, Schedule of Prospective Cash Flow, In
Inflated Dollars for the Fiscal Year beginning 12/1/1995.
Assumption:  No release of ANCHOR space.

  (t) Tarrytown Mall, Prospective Present Value, Cash Flow Before Debt Service plus Property Resale Discounted Annually (End-point on Cash Flow & Resale) over a 10-Year Period. Assumption: No release of ANCHOR space.

  (u) Woodlawn Shopping Center, Schedule of Prospective Cash Flow, In Inflated Dollars for the Fiscal Year beginning 12/1/1995.

  (v)  Woodlawn Shopping Center, Prospective Present Value, Cash
Flow Before Debt Service plus Property Resale Discounted Annually
(End-point on Cash Flow & Resale) over a 10-Year Period.

The schedule of Prospective Cash Flow for each shopping center presents for 11 years an account by account analysis in the following categories: potential gross revenue, revenue adjustments, operating expenses, and leasing and capital costs. The resulting total is cash flow before debt service and income tax.

The schedule of prospective present value for each shopping center presents for 10 analysis periods the present value of cash flow at 10.00%, 10.50%, 11.00%, 11.50%, 12.00%, 12.50%, 13.00%, 13.50%, and
14.00% based on the annual cash flow amounts reached for years one through ten from the respective schedule of prospective cash flow. The present value of cash flow at each percentage rate for years one through ten are totalled and a total property present value per square foot is presented. A percentage value distribution table is also presented which consists of assured income, prospective income, and prospective property resale.


QUALIFICATIONS OF

GARY LEE SAPPERSTEIN, MAI-SRPA
6917 Arlington Road, Suite 300
Bethesda, Maryland  20814
EDUCATION   Maryland University - B.S. Degree (Business) 1976
American University - Appraisal I-A, I-B, II, Residential
Valuation, Litigation Valuation and Course 202 - Applied Income
Property Valuation, Standards of Professional Practice
Yearly Seminars Sponsored by the Appraisal Institute, Maryland and Virginia Board of Realtors, MBA and Other Organizations

MEMBERSHIPS  The Appraisal Institute:
MAI - Member Appraisal Institute (04-1984)
SRPA - Senior Real Property Appraiser (10-1983)
1993, 1994 and 1995 - Chapter Board of Directors
Advisory Board Director, Allegiance Bank N.A.

EMPLOYMENT     Sapperstein & Associates, September 1982 to Present
Former, V.P., Associate Appraiser - Philip R. Lamb & Co.,
October 1978 to August 1982

LICENSED  Real Estate Broker in State of Maryland
Real Estate Broker in District of Columbia

CERTIFICATION   Certified General Real Estate Appraiser in Maryland
(04-10002), Virginia (4001-000176), and the District of Columbia
(10042)

QUALIFIED EXPERT
WITNESS    Maryland Tax Court, Expert Witness/Consultant - D.C.
Board of Appeals

TYPES OF
APPRAISALS    Residential dwellings, condominiums, shopping
centers, apartments, office buildings, hotels, commercial, industrial and special purpose buildings, school sites, parking lots, farms and acreage, subdivision, golf and country clubs, dam sites and parks, partial takings for highway and utility right-of-ways, urban renewal projects, special benefits, fair annual rental studies, re-use appraisals and feasibility studies.

OTHER SERVICES    Professional consultation services and limited
brokerage services are provided, upon request.

APPRAISAL ASSIGNMENTS COMPLETED FOR THE FOLLOWING CLIENTS:

Government Agencies: Federal Government (U.S. Post Office Department), Montgomery County Government, Prince George's County, Department of Transportation, Maryland National Park and Planning Commission, State Highway Administration, Montgomery County Board of Realtors, City of Rockville, City of College Park, Government of the District of Columbia, The Housing Opportunities Commission, Department of Housing and Community Development, Pennsylvania Avenue Development Corporation (P.A.D.C.).

Commercial and Industrial Firms: The Traveler's Insurance, Paine Webber, Parallel Contimap, Equitable Relocation Service, Provident Mutual Life Insurance Company, Bell Atlantic Company, The Michael Companies, CNA Insurance Company, Columbia Financial, Kaiser Permanente, First Washington Management, Inc., John Hancock Real Estate Finance, Realty Investment Corporation, United Labor Life Insurance Company, Carey Winston Company, Barnes, Morris & Pardoe, K.T. Wade Associates, Foulger Pratt Construction Company, Lloyd Moore Development Company, Marriott Corporation, C.I. Mitchell & Best, Aid Association of Lutherans, FINOVA Capital Corporation, GEICO, Aldre, Classic Communities, Potomac Investment Associates, Abrams & Associates, Anastasi-Stephens Group, Howard Hughes Medical Institute, Harvey Management Company, The Ward Corporation, Sigal-Zuckerman, Greenhill Capital Corporation, Landstar Development Company, ITT Real Estate Services, NV Land, Cross Builders, Goodman Homes, Royco, and Standard Properties among others.

SERVING THE BALTIMORE/WASHINGTON/RICHMOND METROPOLITAN AREAS
Phone - (301) 654-0214
Fax  - (301) 654-0272

DEAN G. GUTRIDGE


POSITION    Senior Associate, Sapperstein & Associates
Bethesda, Maryland - 1991 to Present

CERTIFICATION    Certified General Appraiser - Maryland - #4-20093
Certified General Appraiser - Virginia - #4001-003572

EDUCATION   B.S., University of Maryland, College Park, MD

Appraisal Institute:
I-A,  Basic Principles
I-B,  Capitalization Theory and Techniques
II, Urban Properties
VIII,  S.F.D. Residential Valuation
       Standards of Professional Practice, A & B

     Seminars and Professional Instruction:
Office Park Development - Urban Land Institute
Shopping Center Development - Urban Land Institute
Office/Retail Lease Negotiation - Northwest University
Urban Land Use Planning - American University
Housing Markets - American University

PROFESSIONAL
HISTORY    Miller Properties, Vice President - Development
1987 to 1991

Westmark Mortgage Corp, Senior Vice President - Operations, 1984
to 1987

Lipman, Frizzell & Mitchell, Appraisal Associate
1983 to 1984

Adolph C. Rohland & Associates, Appraisal Associate
1978 to 1982

APPRAISAL
ASSIGNMENTS    Shopping centers, office, industrial/warehouse,
retail, multi-family, special purpose, commercial and residential land, fair annual rental studies, feasibility studies, residential dwellings.

ADDITIONAL
INFORMATION     Real Estate Broker in the State of Maryland